EXHIBIT 99.2

ITEM 7 INFORMATION

The Class A common shares reported by Ping An Insurance (Group) Co. of China Ltd. in the SC 13G filed on Feburary 12, 2019, as a parent holding company (161,960,075 shares), were held by Pingan eCommerce Limited Partnership (37,790,684 shares) and Roc Peace Limited (124,169,391 shares).

Roc Peace Limited is wholly owned by Pingan Ventures Innovation Investments SPC; the investment manager of Pingan Ventures Innovation Investments SPC is Pingan Ventures Management Company Limited; Pingan Ventures Management Company Limited is wholly owned by Full Succeed International Limited.

The general partner of Pingan eCommerce Limited Partnership is Pingan eCommerce Limited; Pingan eCommerce Limited is wholly owned by Full Succeed International Limited.

Full Succeed International Limited is wholly owned by An Ke Technology Company Limited; An Ke Technology Company Limited is wholly owned by Shenzhen Ping An Financial Technology Consulting Co., Ltd; and Shenzhen Ping An Financial Technology Consulting Co., Ltd is wholly owned by Ping An Insurance (Group) Co. of China Ltd.